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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Reports to Shareholders of JPMorgan Fleming Tax Aware International Opportunities Fund, JPMorgan Focus Fund, JPMorgan H&Q Technology Fund, JPMorgan Short Term Bond Fund II, JPMorgan Strategic Income Fund and JPMorgan U.S. Treasury Income Fund, JPMorgan Fleming European Fund, JPMorgan Fleming Japan Fund and JPMorgan Fleming International Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
February 28, 2002